Exhibit 10.62

AMENDMENT TO JOINT VENTURE AGREEMENT
FOR PARTICIPATION AND OPERATION OF PROPERTIES

THIS AMENDMENT TO JOINT VENTURE AGREEMENT FOR PARTICIPATION AND OPERATION OF PROPERTIES is made by and between GLOBAL EARTH ENERGY, INC., a Nevada corporation (the “Participant”) and WESTERN ENERGY GROUP, LLC, a Texas limited liability company (the “Manager”), who hereby agree as follows:

WHEREAS, on June 14, 2012, the Participant and the Manger executed that certain Joint Venture Agreement for Participation and Operation of Properties (the “Joint Venture Agreement”); and

WHEREAS, all capitalize terms used herein and not otherwise defined shall have the same meaning as ascribed to those terms in the Joint Venture Agreement;; and

WHEREAS, the Participant and the Manager desire to amend the Joint Venture Agreement as hereianfter provided; and

NOW, THEREFORE, in consideration of the foregoing and the following mutual covenants and agreements, the parties agree as follows:

1.

Amendment to the Joint Venture Agreement.  Paragraph 2 of the Joint Venture Agreement is hereby amended so as to read as follows:

2.

Upon funding of the total $5,625,000, which will occur on or before January 25, 2013, Participant will acquire a SEVENTY-FIVE PERCENT Working Interest (75% WI) in the Leasehold.  The payments will be as follows:

(a)

The sum of $150,000 on or before January 4, 2013, representing a non-refundable deposit toward the Leasehold acquisition and Participant’s proportionate share of the turn-key drilling and workover costs as identified in the EAGLEFORD-AUSTIN CHALK HORIZONTAL DRILLING PROGRAM;

(b)

The sum of $1,000,000 on or before January 11, 2013;

(c)

The sum of $2,000,000 on or before January 18, 2013; and

(d)

The sum of $2,475,000 on or before January 25, 2013.

“The oil and gas leases are subject to a royalty burden as stated in the leases referenced in Exhibit “A” attached hereto.  Upon the payment of the sum of $5,625,000 on or before January 25, 2013, Participant will be provided with an Assignment and Bill of Sale evidencing Participant’s interest in the Leasehold, the form as attached in Exhibit “A” to this Agreement.  Should Participant not fulfill the funding requirements stated above, Manager can terminate this agreement and Participant’s Working Interest in the Leasehold will be reduced to the proportionate interest based on the funds paid or Manager, at Manager’s discretion, may extend this agreement in writing”

2.

Benefit.  All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto, and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

3.

Notices.  All notices, requests, demands, and other communications hereunder shall be in writing and delivered personally or sent by registered or certified United States mail, return receipt requested with postage prepaid, or by telecopy or e-mail, if to the Participant, addressed to Mr. Sydney A. Harland at 1213 Culbreth Drive, Wilmington, North Carolina 28405, telephone (910) 270-7749, telecopier (910) 270-6640, and e-mail harlandsydney@aol.com; and if to the Manager, addressed to Mr. Paul Cothran at 363 North Sam Houston Parkway East, Suite No. 1100, Houston, Texas 77060, telephone (281) 405-2659, telecopier (281) 820-9310, and email _______.  Any party hereto may change its address upon 10 days’ written notice to any other party hereto.

4.

Construction.  Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

5.

Waiver.  No course of dealing on the part of any party hereto or its agents, or any failure or delay by any such party with respect to exercising any right, power or privilege of such party under this Agreement or any instrument referred to herein shall operate as a waiver thereof, and any single or partial exercise of any such right, power or privilege shall not preclude any later exercise thereof or any exercise of any other right, power or privilege hereunder or thereunder.

6.

Cumulative Rights.  The rights and remedies of any party under this Agreement and the instruments executed or to be executed in connection herewith, or any of them, shall be cumulative and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.

7.

Invalidity.  In the event any one or more of the provisions contained in this Agreement or in any instrument referred to herein or executed in connection herewith shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect the other provisions of this Agreement or any such other instrument.

8.

Headings.  The headings used in this Agreement are for convenience and reference only and in no way define, limit, amplify or describe the scope or intent of this Agreement, and do not affect or constitute a part of this Agreement.

9.

No Third-Party Beneficiary.  Any agreement to pay an amount and any assumption of liability contained in this Agreement, express or implied, shall be only for the benefit of the parties hereto and their respective successors and assigns (as herein expressly permitted), and such agreements and assumptions shall not inure to the benefit of the obligees or any other party, whomsoever, it being the intention of the parties hereto that no one shall be or be deemed to be a third-party beneficiary of this Agreement.

10.

Time of the Essence.  Time is of the essence of this Agreement.

11.

Ratification and Republication.  Except as amended by this Amendment, the parties do hereby ratify and republish the Joint Venture Agreement.

12.

Incorporation by Reference.  The Joint Venture Agreement referred to herein constitutes an integral part to this Agreement and is incorporated into this Agreement by this reference.

13.

Multiple Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  A facsimile transmission or PDF copy of this signed Agreement shall be legal and binding on all parties hereto.

14.

Law Governing; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to any conflicts of laws provisions thereof.  Each party hereby irrevocably submits to the personal jurisdiction of the United States District Court located in Hanover County, North Carolina, as well as of the Courts of the State of North Carolina in Hanover County, North Carolina over any suit, action or proceeding arising out of or relating to this Agreement.  Each party hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such mediation, arbitration, suit, action or proceeding brought in any such county and any claim that any such mediation, arbitration, suit, action or proceeding brought in such county has been brought in an inconvenient forum.

15.

Entire Agreement.  This instrument and the attachments hereto contain the entire understanding of the parties and may not be changed orally, but only by an instrument in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

IN WITNESS WHEREOF, the parties have executed this Agreement as of December 20, 2012.

GLOBAL EARTH ENERGY, INC.

By

    Sydney A. Harland, Chief Executive Officer

WESTERN ENERGY GROUP, LLC

By

    Paul Cothran, Chief Executive Officer

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